EXHIBIT 99

Kentucky First Federal Bancorp
Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release May 16, 2011
Contact: Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $444,000, or $0.06 per diluted share, for the three months ended March 31, 2011, compared to $302,000, or $0.04 per diluted share, for the three months ended March 31, 2010, an increase of $142,000 or 47.0% period to period.  The Company reported net earnings of $1.2 million or $0.16 per diluted share for the nine months ended March 31, 2011, compared to net earnings of $131,000 or $0.02 per diluted share for the nine months ended March 31, 2010.

The increase in net earnings for the quarter ended March 31, 2011 was primarily attributable to lower federal taxes and higher net interest income.  The Company recognized a $403,000 tax refund that is due from the Internal Revenue Service pursuant to a United States Tax Court decision signed on February 3, 2011 and announced via a company press release on February 8, 2011.   Supplementing the lower federal tax level during the period, net interest income continued to improve.  Net interest income was $1.9 million for the quarter just ended compared to $1.7 million for the same quarter a year ago, a $189,000 or 11.0% increase.  Somewhat offsetting the federal income tax refund and net interest income was a provision for losses on loans of $601,000.  According to Don Jennings, President of the Company, “the provision for loan loss was necessary to restore the Company’s loan loss reserves, which were substantially depleted upon the foreclosure on a single credit and due to an updated, lower appraisal value on that project.”  Real estate acquired through foreclosure (“REO”) increased $2.9 million to $3.7 million at March 31, 2011.  At March 31, 2011, all of the newly-acquired properties were available for rent with a current occupancy ratio of 74%.  While in the REO stage, these properties are expected to provide more than adequate cash flow for upkeep and management.

The increase in net earnings for the nine months ended March 31, 2011, was due primarily to higher net interest income and lower provision for losses on loans.  Net interest income for the nine month period just ended was $5.6 million, an increase of $726,000 or 15.0% compared to the prior year.  The provision for loan losses for the current period was $669,000 compared to $1.1 million for the year-ago period, a decrease of $430,000 or 39.1%.

At March 31, 2011, assets had decreased $8.3 million, or 3.5%, to $228.7 million.  This decrease was attributed primarily to a decrease in loans receivable, net of $7.4 million, or 3.9%, to $183.2 million at March 31, 2011.

At March 31, 2011, the Company’s reported book value per share was $7.53.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At March 31, 2011, the Company had approximately 7,850,534 shares outstanding of which approximately 61.1 % was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2011	2010
	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$6,314	$8,362
Investment Securities	7,694	9,781
Loans Held for Sale	325	370
Loans Receivable, net	183,212	190,618
Real estate acquired through foreclosure	3,666	748
Other Assets	27,447	27,060
Total Assets	$228,658	$236,939

Liabilities
Deposits	$142,411	$144,969
FHLB Advances	25,926	32,009
Other Liabilities	2,026	2,229
Total Liabilities	170,363	179,207
Shareholders' Equity	58,295	57,732
Total Liabilities and Equity	$228,658	$236,939
Book Value Per Share	$7.53	$7.43

Condensed Consolidated Statements of Operations
(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Interest Income	$8,107	$8,683	$2,635	$2,924
Interest Expense	2,549	3,851	725	1,203
Net Interest Income	5,558	4,832	1,910	1,721
Provision for Losses on Loans	669	1,099	601	71
Non-interest Income	219	206	65	77
Non-interest Expense	3,913	3,742	1,305	1,268
Income Before Income Taxes	1,195	197	69	459
Income Taxes (Benefit)	(6)	66	(375)	157
Net Income	$1,201	$131	$444	$302
Earnings per share:
Basic	$0.16	$0.02	$0.06	$0.04
Diluted	$0.16	$0.02	$0.06	$0.04
Weighted average outstanding shares:
Basic	7,502,604	7,564,660	7,513,815	7,568,119
Diluted	7,502,604	7,606,475	7,513,815	7,586,981